Exhibit 99.1

Contact:

Joseph D. Frehe

Chief Financial Officer

Alloy, Inc.

(212) 329 - 8347

For immediate release:

ALLOY REPORTS FULL YEAR AND FOURTH QUARTER FISCAL 2009 RESULTS

•	Reports 2009 Full Year:

•	Revenue of $205.1 million, a 5% decrease compared to the prior year – Media segment reports year over year growth

•	Adjusted EBITDA of $15.2 million, a 7% decrease compared to the prior year – Media segment reports year over year growth

•	Reports Q4 2009 revenue of $46.0 million up 5.0% and Adjusted EBITDA of $1.6 million down 11%, compared to the prior year quarter

New York, NY – March 31, 2010 —Alloy, Inc. (the “Company”) (NASDAQ: “ALOY”), one of the country’s largest providers of media and marketing programs reaching targeted consumer segments, today reported financial results for its fourth quarter and fiscal year ended January 31, 2010 (“fiscal 2009”).

Consolidated Results for Fiscal 2009

Revenue in fiscal 2009 decreased $11.8 million, or 5.5%, to $205.1 million, from $216.9 million in the fiscal year ended January 31, 2009 (“fiscal 2008”). Revenue decreased in the Company’s Promotion and Placement segments, partially offset by an increase in the Media segment.

Adjusted EBITDA is defined by the Company as operating income (loss) plus depreciation and amortization, non-cash stock-based compensation and special charges. Adjusted EBITDA in fiscal 2009 decreased $1.0 million, or 6.5%, to $15.2 million, from $16.2 million in fiscal 2008. Adjusted EBITDA decreased in the Company’s Promotion, Placement, and Corporate segments, partially offset by an increase in the Media segment.

Commenting on Alloy’s performance and outlook, Matt Diamond, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased with our overall performance in a challenging advertising environment with Adjusted EBITDA down 7%. As expected, our segments reflected mixed results, with our Media segment reporting revenue and Adjusted EBITDA growth of 5% and 36%, respectively. While revenue and Adjusted EBITDA decreased in the Promotion and Placement segments, they are reflecting positive revenue trends in the first quarter of fiscal 2010. We finished the year maintaining a strong financial position with $26.2 million in cash and no debt.”

Free cash flow is defined by the Company as net cash used in or provided by operating activities, plus changes in operating assets and liabilities, minus capital expenditures. Free cash flow in fiscal 2009 was $12.2 million, or $1.06 per diluted share, as compared to $8.4 million, or $0.63 per diluted share, in fiscal 2008, primarily due to lower capital expenditures, partially offset by lower profitability.

In fiscal 2009, the Company recorded special charges of $(5.0) million for a non-cash goodwill and intangible asset impairment in the Company’s Placement segment. In fiscal 2008, the Company recorded a $5.8 million gain on the sale of the CCS domain name and related assets, offset by $(0.8) million of special charges related to the impairment of certain trademarks and auction rate securities and an adjustment related to a prior acquisition.

Operating loss in fiscal 2009 decreased $13.2 million, to $2.4 million, from operating income of $10.8 million in fiscal 2008, primarily due to increased stock compensation and special charges.

Interest expense in fiscal 2009 decreased $0.2 million, to $0, from $0.2 million in fiscal 2008, primarily due to interest expense related to borrowings under the Company’s credit facility in the prior year. Interest income in fiscal 2009 decreased $0.3 million, to $0, from $0.3 million in fiscal 2008, primarily due to lower yields on the Company’s cash balances.

Income tax expense in fiscal 2009 increased $2.0 million, to $2.5 million, from $0.5 million in fiscal 2008. The increase was primarily due to state income tax of $0.4 million and a $2.7 million deferred tax liability recorded for prior acquisitions as a result of a book and tax differences. This increase was partially offset by a tax benefit of $0.6 million due to the expiration of certain state and local tax statutes and recoverable alternative minimum tax that was previously paid.

Net income decreased $15.3 million, to a net loss of $4.9 million, or $(0.42) per diluted share, from net income of $10.4 million, or $0.78 per diluted share, in fiscal 2008.

Consolidated Results for the Fourth Quarter Ended January 31, 2010

Revenue in the fourth quarter of fiscal 2009 increased $2.2 million, or 5.0%, to $46.0 million, from $43.8 million in the fourth quarter of fiscal 2008. Revenue increased in the Promotion and Media segments, partially offset by a decrease in the Placement segment.

Adjusted EBITDA in the fourth quarter of fiscal 2009 decreased $0.2 million, or 11%, to $1.6 million, from $1.8 million in the fourth quarter of fiscal 2008. Adjusted EBITDA decreased in the Company’s Promotion, Placement and Corporate segments, partially offset by increased Adjusted EBITDA in the Company’s Media segment.

Free cash flow in the fourth quarter of fiscal 2009 was $0.9 million, or $0.08 per diluted share, compared with $0.5 million, or $0.04 per diluted share, in the fourth quarter of fiscal 2008. The increase in free cash flow was primarily due to lower capital expenditures and higher accounts receivable collections.

In the fourth quarter of fiscal 2009, the Company recorded special charges of $(5.0) million for a non-cash goodwill and intangible assets impairment in the Company’s Placement segment. In fiscal 2008, the Company recorded a $5.8 million gain on the sale of the CCS domain name and related assets, offset by $(0.8) million of special charges related to the impairment of certain trademarks and auction rate securities and an adjustment related to a prior acquisition.

Operating loss in the fourth quarter of fiscal 2009 increased $10.6 million, to $6.5 million, from operating income of $4.1 million in the fourth quarter of fiscal 2008. The decrease was primarily due to increased stock compensation and special charges.

Income tax expense in the fourth quarter of fiscal 2009 increased $2.8 million, to $2.6 million, from a tax benefit of $0.2 million in the fourth quarter of fiscal 2008. Income taxes for the fourth quarter of fiscal 2009 increased primarily due to state income taxes of $0.1 million and a $2.7 million deferred tax liability recorded for prior acquisitions as a result of a book and tax differences. This increase was partially offset by an income tax benefit of $0.2 million related to recoverable alternative minimum tax that was previously paid.

Net loss in the fourth quarter of fiscal 2009 increased $13.4 million, to $9.1 million, or $(0.80) per diluted share, from net income of $4.3 million, or $0.34 per diluted share, in the fourth quarter of fiscal 2008.

Stock Repurchase Program

During the fourth quarter of fiscal 2009, the Company spent $2.3 million repurchasing approximately 350,000 shares of its common stock in the open market and in a privately negotiated transaction. The Company spent $6.9 million during fiscal 2009 repurchasing approximately 1.2 million shares. As of market close on March 30, 2010, the Company had approximately $3.0 million remaining authorized for repurchases. The Company will continue to monitor market conditions and may repurchase shares from time to time in the open market at prevailing market prices as well as entertain offers received from third parties to effect privately negotiated repurchase transactions.

First Quarter Fiscal 2010 Outlook

Revenue is projected to be in the range of $45.0 to $47.0 million and Adjusted EBITDA is projected to be up to $1.0 million. As the year progresses, the Company may provide additional information and guidance regarding expectations for fiscal 2010.

Consolidated and Segment Results

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the three-month periods ended January 31, 2010 and 2009, respectively:

	Three Months Ended January 31,		Change
(In thousands)	2010	2009	$	%
Revenue
Promotion	$14,621	$13,892	729	5%
Media	21,918	19,003	2,915	15
Placement	9,428	10,879	(1,451)	(13)

Total Revenue	$45,967	$43,774	2,193	5%

Adjusted EBITDA
Promotion	$1,113	$1,446	(333)	(23)%
Media	3,205	2,686	519	19
Placement	202	561	(359)	(64)
Corporate	(2,887)	(2,862)	(25)	(1)

Total Adjusted EBITDA	$1,633	$1,831	(198)	(11)%

Operating Income (Loss)
Promotion	$681	$1,027	(346)	(34)%
Media	1,493	6,885	(5,392)	(78)
Placement	(4,841)	403	(5,244)	NM
Corporate	(3,799)	(4,203)	404	10

Total Operating Income (Loss)	$(6,466)	$4,112	(10,578)	NM %

NM – Not meaningful

Amounts discussed below may differ from Consolidated and Segment results due to rounding.

Promotion segment revenue for the three months ended January 31, 2010 was $14.6 million, an increase of $0.7 million, or 5%, from $13.9 million for the three months ended January 31, 2009. This increase was primarily due to an increase in the Company’s AMP Agency business, partially offset by decreases in revenue in the Company’s sampling and on-campus marketing businesses. Adjusted EBITDA was $1.1 million, a decrease of $0.3 million, or 23%, from $1.4 million, primarily due to higher production expenses. Operating income was $0.7 million, a decrease of $0.3 million, or 34%, from $1.0 million, primarily due to lower Adjusted EBITDA.

Media segment revenue for the three months ended January 31, 2010 was $21.9 million, an increase of $2.9 million, or 15%, from $19.0 million for the three months ended January 31, 2009. This increase was primarily due to an increase in revenue in the Company’s Channel One, display board, and interactive businesses, which was partially offset by a decrease in the Company’s entertainment and education businesses. Adjusted EBITDA was $3.2 million, an increase of $0.5 million, or 19%, from $2.7 million, due to increased profitability in the Company’s Channel One, display board, and interactive businesses, offset by decreases in profitability in the entertainment and education businesses. Special charges were $0, and the prior year included a $5.8 million gain related to the sale of the CCS domain name and related assets. Operating income was $1.5 million, a decrease of $5.4 million, or 78%, from $6.9 million. The decrease was due to higher depreciation, amortization, stock compensation and the gain in the prior year, offset by higher Adjusted EBITDA.

Placement segment revenue for the three months ended January 31, 2010 was $9.4 million, a decrease of $1.5 million, or 13%, from $10.9 million for the three months ended January 31, 2009. Revenue decreased primarily due to a decrease in college and multicultural newspaper advertising, partially offset by an increase in targeted military advertising and broadcast advertising. Adjusted EBITDA was $0.2 million, a decrease of $0.4 million, or 64%, from $0.6 million, primarily due to lower revenue, partially offset by lower bad debt expense. Special charges were $(5.0) million, an increase of $4.9 million from ($0.1) million, due to the impairment of goodwill and intangible assets. Operating loss was $4.8 million, a decrease of $5.2 million, from operating income of $0.4 million, primarily due to lower Adjusted EBITDA and higher special charges.

Corporate Adjusted EBITDA remained consistent for the three months ended January 31, 2010 as compared to the three months ended January 31, 2009. Special charges were $0, a decrease of $0.7 million, from ($0.7) million, related to the Company’s auction rate securities and an adjustment related to a prior acquisition. Operating loss was $3.8 million, a decrease of $0.4 million, or 10% from $4.2 million, primarily due to lower special charges offset by higher stock compensation.

The tables below present the Company’s revenue, Adjusted EBITDA and operating income (loss) for the fiscal years ended January 31, 2010 and 2009:

	Fiscal Year Ended January 31,		Change
(In thousands)	2010	2009	$	%
Revenue
Promotion	$80,844	$83,516	(2,672)	(3)%
Media	85,127	81,188	3,939	5
Placement	39,127	52,222	(13,095)	(25)

Total Revenue	$205,098	$216,926	(11,828)	(5)%

Adjusted EBITDA
Promotion	$8,512	$9,281	(769)	(8)%
Media	16,137	11,831	4,306	36
Placement	1,636	4,511	(2,875)	(64)
Corporate	(11,114)	(9,389)	(1,725)	(18)

Total Adjusted EBITDA	$15,171	$16,234	(1,063)	(7)%

Operating Income (Loss)
Promotion	$6,971	$7,723	(752)	(10)%
Media	9,480	11,466	(1,986)	(17)
Placement	(3,547)	4,186	(7,733)	NM
Corporate	(15,283)	(12,599)	(2,684)	(21)

Total Operating Income (Loss)	$(2,379)	$10,776	(13,155)	NM %

NM – Not meaningful

Amounts discussed below may differ from Consolidated and Segment results due to rounding.

Promotion segment revenue in fiscal 2009 was $80.8 million, a decrease of $2.7 million, or 3%, from $83.5 million in fiscal 2008. This decrease was primarily due to decreased revenue in the Company’s sampling and on-campus marketing businesses, partially offset by an increase in the Company’s AMP Agency business. Adjusted EBITDA was $8.5 million, a decrease of $0.8 million, or 8%, from $9.3 million, primarily due to lower revenues and higher production and postage expenses. Operating income was $7.0 million, a decrease of $0.7 million, or 10%, from $7.7 million, primarily as a result of lower Adjusted EBITDA, partially offset by lower stock compensation expense.

Media segment revenue in fiscal 2009 was $85.1 million, an increase of $3.9 million, or 5%, from $81.2 million in fiscal 2008. This increase was primarily due to increased revenue in the Company’s display board, interactive, entertainment and Channel One businesses, which were partially offset by a decrease in the Company’s education business. Adjusted EBITDA was $16.1 million, an increase of $4.3 million, or 36%, from $11.8 million primarily due to increased profitability in the Company’s display board, interactive and Channel One businesses, partially offset by decreased profitability in the Company’s education business. Special charges were $0, and the prior year included a $5.8 million gain related to the sale of the CCS domain name and related assets. Operating income was $9.5 million, a decrease of $2.0 million, or 17%, from $11.5 million, primarily due to higher depreciation, amortization and the gain in the prior year, offset by higher Adjusted EBITDA and lower stock compensation.

Placement segment revenue in fiscal 2009 was $39.1 million, a decrease of $13.1 million, or 25%, from $52.2 million in fiscal 2008, primarily due to lower college and multicultural sales. Adjusted EBITDA was $1.6 million, a decrease of $2.9 million, or 64%, from $4.5 million, primarily due to lower revenue. Special charges were ($5.0) million, a increase of $4.9 million from ($0.1) million, due to the impairment of goodwill and intangible assets. Operating loss was $3.5 million, a decrease of $7.7 million, from operating income of $4.2 million, due to lower Adjusted EBITDA and special charges.

Corporate Adjusted EBITDA in fiscal 2009 was $(11.1) million, a decrease of $1.7 million, or 18% from $(9.4) million in fiscal 2008, primarily due to higher employee benefits and information technology expense. Special charges were $0, a decrease of $0.7 million, from ($0.7) million, due to impairment charges on the Company’s auction rate securities and an adjustment related to a prior acquisition. Operating loss was $15.3 million, an increase of $2.7 million, or 21%, from $12.6 million, primarily driven by a decrease in Adjusted EBITDA and higher stock compensation.

About Alloy

Alloy, Inc. (NASDAQ: “ALOY”) is one of the country’s largest providers of media and marketing programs reaching targeted consumer segments. Alloy manages a diverse array of assets and services in interactive, display, direct mail, content production and educational programming. Alloy works with over 1,500 companies, including half of the Fortune 200. For further information regarding Alloy, please visit our corporate website at www.alloymarketing.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s expectations and beliefs regarding the Company’s future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “project” and “intend” and similar expressions are intended to identify such forward-looking statements. The Company’s actual results could differ materially from those projected in the forward-looking statements. Additionally, past results should not be considered to be an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, the Company’s ability to: increase revenues; generate high margin sponsorship and multiple revenue streams; increase visitors to its Web sites and build customer loyalty; develop its sales and marketing teams and capitalize on these efforts; develop commercial relationships with advertisers and the continued resilience in advertising spending to reach the teen market; manage the risks and challenges associated with integrating newly acquired businesses; and identify and take advantage of strategic, synergistic acquisitions and other revenue opportunities. Other relevant factors include, without limitation: its competition; seasonal sales fluctuations; the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further; and general economic conditions. For a discussion of certain of the foregoing factors and other risk factors see the “Risk Factors That May Affect Future Results” section included in the Company’s annual report on Form 10-K/A for the year ended January 31, 2009 and in subsequent filings that the Company makes with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management’s expectations or otherwise, except as may be required by law.

ALLOY, INC.

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

A. Adjusted EBITDA

The following tables set forth the Company’s Adjusted EBITDA for the three-month periods and the fiscal years ended January 31, 2010 and 2009 respectively. The Company defines Adjusted EBITDA as net income (loss) adjusted to exclude the following line items and amounts presented in its Statements of Operations: interest income, interest expense, income taxes, depreciation and amortization, stock-based compensation and special charges which typically consist of gains (losses) on the sale of operating assets or impairments of goodwill or intangible assets.

The Company uses Adjusted EBITDA, among other things, to evaluate the Company’s operating performance and to value prospective acquisitions. The measure is also one of several components of incentive compensation targets for certain management personnel and is among the primary measures used by management for planning and forecasting future periods. The Company believes that this measure is an important indicator of the Company’s operational strength and performance of its business, because it provides a link between profitability and operating cash flow. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to net income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission, the Company provides below a reconciliation of net loss to Adjusted EBITDA and operating income (loss) to Adjusted EBITDA by segment.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2010	2009	2010	2009
Net income (loss)	$(9.1)	$4.3	$(4.9)	$10.4
Plus (minus)
Income taxes	2.6	(0.2)	2.5	0.5
Interest income	—	—	—	(0.3)
Interest expense and other	—	—	—	0.2

Operating income (loss)	$(6.5)	$4.1	$(2.4)	$10.8
Plus (minus)
Depreciation and amortization	1.9	1.8	7.3	6.4
Special charges	5.0	(5.0)	5.0	(5.0)
Stock based compensation	1.2	0.9	5.3	4.0

Adjusted EBITDA	$1.6	$1.8	$15.2	$16.2

	Three Months Ended January 31, 2010(1)
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$0.7	$0.3	$0.1	$—	$1.1
Media	1.4	1.4	0.4	—	3.2
Placement	(4.8)	—	—	5.0	0.2
Corporate	(3.8)	0.2	0.7	—	(2.9)

Total	$(6.5)	$1.9	$1.2	$5.0	$1.6

	Three Months Ended January 31, 2009(1)
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$1.0	$0.3	$0.2	$—	$1.5
Media	6.9	1.2	0.3	(5.8)	2.6
Placement	0.4	—	—	0.1	0.5
Corporate	(4.2)	0.3	0.4	0.7	(2.8)

Total	$4.1	$1.8	$0.9	$(5.0)	$1.8

(1) Numbers may differ from Consolidated and Segment results due to rounding.

	Fiscal Year Ended January 31, 2010(1)
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$7.0	$1.0	$0.5	$—	$8.5
Media	9.5	5.4	1.3	—	16.2
Placement	(3.6)	—	0.2	5.0	1.6
Corporate	(15.3)	0.9	3.3	—	(11.1)

Total	$(2.4)	$7.3	$5.3	$5.0	$15.2

	Fiscal Year Ended January 31, 2009(1)
	Operating Income (Loss)	Depreciation and Amortization	Stock-based Compensation	Special Charges	Adjusted EBITDA
Promotion	$7.7	$0.9	$0.7	$—	$9.3
Media	11.5	4.6	1.5	(5.8)	11.8
Placement	4.2	—	0.2	0.1	4.5
Corporate	(12.6)	0.9	1.6	0.7	(9.4)

Total	$10.8	$6.4	$4.0	$(5.0)	$16.2

(1)	Numbers may differ from Consolidated and Segment results due to rounding.

B. Free Cash Flow

Free cash flow is defined by the Company as net cash used or provided by operating activities plus changes in operating assets and liabilities, minus capital expenditures. The Company uses free cash flow, among other measures, to evaluate its operating performance. Management believes free cash flow provides investors with an important perspective regarding the Company’s cash available to make strategic acquisitions and investments, maintain its capital assets, repurchase its common stock and fund ongoing operations. As a result, free cash flow is viewed as a significant measure of the Company’s ability to generate long-term value. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry. Free cash flow per weighted average shares outstanding is defined by the Company as free cash flow divided by the weighted average shares outstanding used in the computation of net income (loss) per share.

As free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation from, nor as a substitute for, net income as an indicator of operating performance or net cash flow provided by operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of operating cash flow. Specifically, the Company adjusts operating cash flow (the most directly comparable GAAP financial measure) for capital expenditures, non-recurring expenditures and certain other non-cash items in addition to removing the impact of sources and or uses of cash resulting from changes in operating assets and liabilities. Accordingly, users of this financial information should consider the types of events and transactions which are not reflected in this financial measure. The Company provides below a reconciliation of net cash flow provided by operating activities, a GAAP measure, to free cash flow.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2010	2009	2010	2009
(In millions, except per share amounts)
Net cash provided by operating activities	$1.2	$11.6	$7.3	$26.4
Plus (minus)
Changes in operating assets and liabilities	0.4	(10.2)	8.5	(10.7)
Capital expenditures	(0.7)	(0.9)	(3.6)	(7.3)

Free Cash Flow	$0.9	$0.5	$12.2	$8.4

Weighted average shares outstanding - Basic	11.4	12.6	11.5	13.3

Weighted average shares outstanding - Diluted (1)	11.4	12.7	11.5	13.4

Free Cash Flow per Share - Basic	$0.08	$0.04	$1.06	$0.63

Free Cash Flow per Share - Diluted	$0.08	$0.04	$1.06	$0.63

(1)	Diluted weighted average shares are computed using the treasury stock method for each of the periods presented.

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	January 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$26,178	$32,116
Accounts receivable, net of allowance for doubtful accounts of $816 and $1,757, respectively	30,759	29,693
Unbilled accounts receivable	5,989	6,341
Inventory	3,478	3,163
Other current assets	5,710	5,122

Total current assets	72,114	76,435
Fixed assets, net	22,119	23,180
Goodwill	55,297	50,335
Intangible assets, net	6,951	9,065
Other assets	1,657	1,704

Total assets	$158,138	$160,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,036	$14,255
Deferred revenue	11,050	15,822
Accrued expenses and other current liabilities	26,858	17,682

Total current liabilities	48,944	47,759
Deferred tax liability	2,668	—
Other long-term liabilities	3,112	2,493

Total liabilities	54,724	50,252

Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding: 16,599 and 15,582, respectively	165	155
Additional paid-in capital	454,896	449,602
Accumulated deficit	(321,546)	(316,663)

	133,515	133,094
Less treasury stock, at cost: 3,963 and 2,699 shares, respectively	(30,101)	(22,627)

Total stockholders’ equity	103,414	110,467

Total liabilities and stockholders’ equity	$158,138	$160,719

Alloy, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2010	2009	2010	2009
	(Unaudited)
Revenues:
Services revenue	40,292	37,820	167,577	176,350
Product revenue	5,675	5,954	37,521	40,576

Total revenue	$45,967	$43,774	$205,098	$216,926

Cost of Goods Sold:
Costs of goods sold- services	18,434	16,154	76,881	84,192
Costs of goods sold- product	1,086	1,154	10,541	11,469

Total costs of goods sold	19,520	17,308	87,422	95,661

Expenses:
Operating	21,285	20,518	86,897	90,318
General and administrative	4,752	5,588	20,872	19,254
Depreciation and amortization**	1,882	1,760	7,292	6,429
Special Charges	4,994	288	4,994	288

Total expenses	32,913	28,154	120,055	116,289

Gain on sale of operating asset	—	5,800	—	5,800

Operating income (loss)	(6,466)	4,112	(2,379)	10,776

Interest expense and other	(5)	(2)	(25)	(156)
Interest income	6	17	31	299

Income (loss) before income taxes	(6,465)	4,127	(2,373)	10,919
Income tax benefit (expense)	(2,594)	202	(2,510)	(484)

Net income (loss)	$(9,059)	$4,329	$(4,883)	$10,435

Net earnings (loss) per share - Common Shares:
Basic	$(0.80)	$0.34	$(0.42)	$0.78

Diluted	$(0.80)	$0.34	$(0.42)	$0.78

**	Includes amortization of intangibles of $769 and $579 for the three month periods ended January 31, 2010 and 2009, respectively. Includes amortization of intangibles of $2,867 and $2,073 for the fiscal year ended January 31, 2010 and 2009, respectively.

ALLOY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended January 31,
	2010	2009
Cash Flows from Operating Activities
Net income (loss)	$(4,883)	$10,435
Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary gain	—	—
Gain on sale of assets	215	(5,800)
Deferred income taxes	2,668	-
Depreciation and amortization of fixed assets	4,425	4,356
Amortization of intangible assets	2,867	2,073
Loss on disposition of fixed assets	—	—
Impairment charges attributable to goodwill, indefinite-lived assets and
long-lived assets and investments	4,994	288
Provision for losses on accounts receivable	201	450
Compensation charge for restricted stock and issuance of options	5,264	4,041
Changes in operating assets and liabilities:
Accounts receivable	(236)	8,398
Inventory and other assets	(856)	(100)
Accounts payable, accrued expenses, and other	(7,411)	2,244

Net cash provided by operating activities	7,248	26,385

Cash Flows from Investing Activities
Capital expenditures	(3,551)	(7,313)
Acquisitions, net of cash acquired	25	1,518
Contingent consideration payments related to prior acquisitions	(1,500)	—
Purchases of marketable securities	—	—
Proceeds from the sales and maturity of marketable securities	—	7,730
Purchase of domain name / mailing list / marketing rights	(944)	(1,537)
Net proceeds on sale of operating assets	218	5,800

Net cash provided by (used in) investing activities	(5,752)	6,198

Cash Flows from Financing Activities
Proceeds from line of credit	—	—
Issuance of common stock	40	16
Repurchase of common stock	(7,474)	(7,498)
Debt conversion	—	(1,255)
Payment of bank loan payable	—	(4,000)

Net cash used in financing activities	(7,434)	(12,737)

Net change in cash and cash equivalents	(5,938)	19,846
Cash and cash equivalents:
Beginning of period	$32,116	$12,270

End of period	$26,178	$32,116